EXHIBIT  23.1



                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion and incorporation by reference in this Registration Statement of Peter Kiewit Sons', Inc. on Form S-8 of our report dated March 14, 1997, except for Note 20, as to which the date is March 26, 1997, of our audits of the consolidated financial statements and financial statement schedule of Peter Kiewit Sons', Inc. as of December 28, 1996 and December 30, 1995, and for the three years ended December 28, 1996, which report is included in the Annual Report on Form 10-K of Peter Kiewit Sons', Inc.


Coopers & Lybrand L.L.P.


/s/ Coopers & Lybrand
Omaha, Nebraska
December 12, 1997